May 11, 2007
VIA EDGAR

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: ICP Solar Technologies Inc. (the "Registrant")
Registration Statement on Form SB-2 (File No. 333-138693)

Ladies and Gentlemen:

We hereby withdraw our request at this time for acceleration of the effective date of our above-captioned Registration Statement, as set forth in our letter dated May 10, 2007.

Very truly yours,

ICP SOLAR TECHNOLOGIES INC.

By:    /s/Sass Peress
Sass Peress
President and Chief Executive Officer